Exhibit 10.8

Atlas Air Worldwide Holdings, Inc. 2000 Westchester Avenue Purchase, NY 10577-2543

As of July 1, 2019

[Name]

Atlas Air Worldwide Holdings, Inc.

2000 Westchester Avenue

Purchase, NY  10577

Re: Amendment to LTI Performance Cash Plan Awards – 2017, 2018, 2019

Dear ______:

The purpose of this letter (the “Amendment”) is to amend, effective as of the date hereof, certain terms and conditions of the Atlas Air Worldwide Holdings, Inc. Long Term Cash Incentive Program for each of the 2017, 2018 and 2019 program years (each such program, a “Specified Program”), pursuant to Section 10 of each of the 2017 and 2018 Specified Programs and Section 9.7 of the 2019 Specified Program, with respect to the Awards you have been granted under each Specified Program.

Accordingly, notwithstanding anything to the contrary in any Specified Program, each of your Awards thereunder shall be amended as follows:

1.	Clause (b) of Section 6.4 with respect to your awards under each Specified Program shall be replaced in its entirety with the following:

“(b)Termination by Reason of Death or Disability; Termination by the Company Not For Cause; Termination by Certain Employees due to Good Reason. In the event of the termination of the Participant’s Employment (i) due to death, (ii) by the Company by reason of the Participant’s Disability (as defined below), (iii) by reason of an involuntary termination by the Company not for Cause (as defined below), or (iv) by the Participant for Good Reason, in each case occurring after the commencement of the Performance Period, but before the end of the Performance Period and before the occurrence of a Change in Control of the Company (as defined below), the portion of the Award that will be payable is calculated by dividing the number of days from the commencement of the Performance Period until the date of such termination of Employment, by the total number of days in the Performance Period, and multiplying that fraction by the Payable Amount.  Subject to Section 7, the reduced (prorated) Payable Amount, if any (calculated as provided in Section 5.2) shall not be payable until after the Determination Date in accordance with Section 6.2 above.”

2.	A new Section 6.4(c)(3) shall be added with respect to your awards under each Specified Program immediately following Section 6.4(c)(2):
“(3)	“Good Reason” means (i) a material reduction in the Participant’s annual base salary, percentage target bonus opportunity, or target long-term incentive award opportunity, in each case as then in effect, or other material benefits provided to officers of the Company, except where such reduction is part of a general reduction in salary or benefits by the Company or (ii) a material reduction in the Participant’s title or job responsibilities; provided, however, that a Participant will be treated as having resigned due to Good Reason only if he or she provides the Company with a notice of termination within 90 days of the initial existence of one of the conditions described above, following which the Company shall have 30 days from the receipt of the notice of termination to cure the event specified in the notice of termination and, if the Company fails to so cure the event, the Participant must terminate his or her Employment not later than 30 days following the end of such cure period.”

3.	Section 7.2(b) shall be replaced in its entirety with the following:

“Change in Control of the Company” shall mean the occurrence of any of the following:

(1)any “person” (as used herein, as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d) and 14(d) thereof) or “group” (as used herein, as defined in Section 13(d) of the Exchange Act), acquires ownership or beneficial ownership of Company securities that, together with securities held by such person or group, constitutes more than 50% of the total fair market value of the issued and outstanding shares or the total voting power of  the Company;

(2)any “person” or “group,” during the 12-month period ending on the date of the most recent acquisition by such “person” or “group” acquires ownership of Company securities that constitute 30% or more of the total fair market value of the issued and outstanding shares or the total voting power of  the Company;

(3)the replacement of a majority of members of the Board during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the appointment or election;

(4)the acquisition by a person or group, during the 12-month period ending on the date of the most recent acquisition by such person or group, of assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company; or

(5)the consummation of a complete liquidation or dissolution of the Company.

For purposes of determining whether a Change in Control of the Company has occurred (i) shares of the Company received upon conversion of an option or warrant is considered to be an acquisition of shares of the Company and (ii) in the event the persons who were beneficial owners of Company shares immediately prior to the consummation of a merger, share exchange, business combination or other similar corporate transaction continue to beneficially own, directly or indirectly, more than 50% of total fair market value of the issued and outstanding shares or the total voting power of the Company (including a corporation or entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such consummation of such transaction, such transaction shall not constitute a Change in Control of the Company.

Notwithstanding anything to the contrary herein, with respect to any amounts payable hereunder that constitute deferred compensation for purposes of Section 409A, such payment or settlement may accelerate upon a Change in Control of the Company for purposes of this Amendment, a Specified Program, and the Plan only if such Change in Control of the Company also constitutes a “change in control event” (as that term is defined at Section 1.409A-3(i)(5) of the Treasury Regulations) (it being understood that vesting of amounts payable hereunder may accelerate upon a Change in Control of the Company, even if payment of such amounts may not accelerate pursuant to this sentence).

4.

The term “Good Reason” defined in Section 7.2(c) with respect to your Awards under each Specified Program shall be changed to “Change in Control Good Reason” and each reference to “Good Reason” in Section 7 of each Specified Program shall be deemed to refer to “Change in Control Good Reason.”

5.

Defined Terms. Any capitalized term that is not defined herein shall have the meaning set forth in the applicable Specified Program. For the avoidance of doubt, to the extent that any capitalized term herein conflicts or is inconsistent with any defined term in a Specified Program or the Plan, the meaning of the capitalized term as defined in this Amendment will govern.

6.

Continued Validity of Each Specified Program. Except as amended and superseded by this Amendment, each of your Awards under a Specified Program will remain in full force and effect and will remain unaffected by this Amendment.

7.

Counterparts. This Amendment may be executed in several counterparts, each of which will be deemed to be an original, and all such counterparts when taken together will constitute one and the same original.

[SIGNATURE PAGES FOLLOW AS SEPARATE PAGES]

IN WITNESS WHEREOF, the undersigned have executed this Amendment to LTI Performance Cash Plan Awards as of the date first above written.

ATLAS AIR WORLDWIDE HOLDINGS, INC.

By:

Name:	William J. Flynn

Title:  Chairman and Chief Executive Officer

IN WITNESS WHEREOF, the undersigned have executed this Amendment to LTI Performance Cash Plan Awards as of the date first above written.

[Name]